EXHIBIT 99.1

NGP Capital Resources Company Announces Organizational Changes and Recent Portfolio Activity

Houston, Oct. 16, 2012 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced that R. Kelly Plato, the Company's Senior Vice President, is leaving the Company to pursue other business opportunities.  The Company also announced that Hans Hubbard and Chris Ryals have each been promoted to the position of Managing Director.

Mr. Gardner commented, "Kelly has played a vital role in the growth and development of NGPC over the years.  He was instrumental in helping us work our way through the challenges of the financial crisis and in rebuilding our investment portfolio over the last eighteen months.  I am truly grateful for Kelly's contributions and I wish him all the best in his future endeavors."

Mr. Gardner continued, "I have great confidence in Hans Hubbard and Chris Ryals.  Hans and Chris have been key members of our investment team since our inception and their extensive backgrounds in energy-based lending have significantly benefited the Company over the years.  I congratulate them on their much deserved promotions.  I believe our new reporting structure for the investment team will increase our efficiency and help us be more responsive to our portfolio companies and potential new clients."

The Company also announced recent developments in its investments in Black Pool Energy Partners, LLC ("Black Pool") and GMX Resources, Inc. ("GMX").

Black Pool

Effective as of July 31, 2012, the Company's Senior Secured Term Loan with Black Pool, which had a balance of $15.7 million (the "Term Loan") as of June 30, 2012, was restructured.  Huff Energy Holdings, Inc. ("HEH"), a newly formed private oil and gas company which merged with Black Pool, agreed to assume the Term Loan (including accrued and unpaid interest of $0.4 million, which was rolled into the principal balance) and became the new borrower under the related credit agreement.  The Company retained its first lien on the original Black Pool properties and was granted a first lien on additional proved developed properties of certain HEH subsidiaries.  In exchange for the increased collateral, the Company agreed to reduce the interest rate under the Term Loan to 11% and to extend the maturity to April 15, 2013.  In connection with the restructuring, the Company agreed to sell its 3% overriding royalty interest ("ORRI") in oil and gas wells operated by Black Pool, and penny warrants to purchase approximately 25% membership interest in Black Pool, back to Black Pool for $0.1 million.

GMX Resources

On September 19, 2012, GMX consummated its exchange offer for its outstanding 5% Senior Convertible Notes due 2013 (the "2013 Notes"), pursuant to which holders tendering the 2013 Notes received new Senior Secured Second-Priority Notes due 2018 (the "2018 Notes") and shares of GMX common stock.  The Company tendered its 2013 Notes in the exchange offer, and consequently received 2018 Notes with a face value of $12,661,000 and 3,646,368 shares of GMX common stock.  The Company sold 300,000 shares of GMX common stock in September and an additional 254,000 shares in October 2012.

Interest on the 2018 Notes accrues at a rate of 9% per annum and is payable quarterly (commencing March 2, 2013) at GMX's option, in cash or, with respect to interest paid prior to September 19, 2014, either in the form of cash, GMX common stock, or a combination thereof.  The number of shares of GMX stock, if any, to be issued in lieu of cash interest is calculated by assigning a value per share equal to the product of (a) 0.75 and (b) the 10-day volume weighted average price, or VWAP, ending the business day prior to the interest payment date.

Mr. Gardner commented, "We are very pleased to report the restructuring of the Black Pool Term Loan and the results of the GMX exchange offer, which we anticipate will positively impact the net asset value of our investment portfolio.  These transactions were made possible with the focused efforts, patience and diligence of our investment team, working together with our portfolio companies, to deliver the most favorable outcomes for all parties."

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management ("NGP ECM").  Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed $13 billion in cumulative committed capital since inception.

Forward-Looking Statements

This press release may contain forward-looking statements.  We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:

Please send investment proposals to:

NGP Capital Resources Company 713-752-0062

Steve Gardner (sgardner@ngpcrc.com),

Michael Brown (mbrown@ngpcrc.com),

Hans Hubbard (hhubbard@ngpcrc.com), or

Chris Ryals (cryals@ngpcrc.com).

CONTACT: L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.